                                                          OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                          Powerwave Technologies, Inc.
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                    739363109
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)
         / / Rule 13d-1(c)
         /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 2 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Ventures IV, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0  shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 3 OF 34

  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners IV, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0  shares
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

12     TYPE OF REPORTING PERSON *

                 PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 4 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Ventures III, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0  shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 5 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners III, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0  shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 6 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Investors II, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 7 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. III

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 8 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. IV

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 9 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 E. Roe Stamps, IV

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 10 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stephen G. Woodsum

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                           -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 11 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Gregory M. Avis

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 12 OF 34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                John A. Genest

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

                IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 13 OF 34

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Martin J. Mannion

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 14 OF 34

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Bruce R. Evans

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 15 OF 34

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Thomas S. Roberts

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 16 OF 34

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Walter G. Kortschak

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 34 Pages

CUSIP NO. 739363109                   13G                          PAGE 17 OF 34

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Joseph F. Trustey

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                       0 shares
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                         0 shares
         PERSON            -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                         0 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 17 of 34 Pages

                                  Schedule 13G

Item 1(a).        Name of Issuer: Powerwave Technologies, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  2026 McGaw Avenue, Irvine, CA 92614

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. IV, Summit Investors II, L.P. and Stamps, Woodsum & Co. III. Mr. Trustey is an individual general partner of Stamps, Woodsum & Co. IV.

                  As of December 31, 1998, Ernest K. Jacquet was no longer affiliated with any of the "Entities" (as defined below).

Item 2(b).        Address of Principal Business Office or, if None,
                  Residence: The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. IV and Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps,


                              Page 18 of 34 Pages

                  Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.0001 par value per share.

Item 2(e).        CUSIP Number:739363109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  Not Applicable.

Item 5.           Ownership of Five Percent or Less of a Class.

                  [ X ] Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1998, which is five percent or less of the Common Stock of Powerwave Technologies, Inc.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.


                              Page 19 of 34 Pages

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 20 of 34 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 9, 1999

SUMMIT VENTURES IV, L.P.                     STAMPS, WOODSUM & CO. IV

By: Summit Partners IV, L.P.                 By:      *
                                                 ------------------------
                                                 E. Roe Stamps, IV
By: Stamps, Woodsum & Co. IV                     General Partner

                                             SUMMIT VENTURES III, L.P.

    By:           *
        ----------------------
        E. Roe Stamps, IV                    By: Summit Partners III, L.P.
        General Partner
                                             By: Stamps, Woodsum & Co. III

SUMMIT INVESTORS II, L.P.

                                             By:      *
                                                 ----------------------
                                                 E. Roe Stamps, IV
By: /s/ John A. Genest                           General Partner
    ----------------------
    General Partner

                                             SUMMIT PARTNERS III, L.P.

SUMMIT PARTNERS IV, L.P.

                                             By: Stamps, Woodsum & Co. III

By: Stamps, Woodsum & Co. IV

                                                 By:           *
                                                      ----------------------
                                                      E. Roe Stamps, IV
    By:           *                                   General Partner
        ----------------------
        E. Roe Stamps, IV
        General Partner

                                             STAMPS, WOODSUM & CO. III

                                             By:      *
                                                 ----------------------
                                                 E. Roe Stamps, IV
                                                 General Partner


                              Page 21 of 34 Pages

         *                                                       *
-------------------                                     ---------------------
Bruce R. Evans                                          E. Roe Stamps, IV

         *                                                       *
-------------------                                     ---------------------
Walter G. Kortschak                                     Stephen G. Woodsum

         *                                                       *
-------------------                                     ---------------------
Thomas S. Roberts                                       Gregory M. Avis

         *                                                       *
-------------------                                     ---------------------
Joseph F. Trustey                                       Martin J. Mannion

                                                        /s/ John A. Genest
                                                        ---------------------
                                                        John A. Genest

                                                        *By: /s/ John A. Genest
                                                             -------------------
                                                             John A. Genest,
                                                             Attorney-in-Fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 22 of 34 Pages